Exhibit 99.2  Press Release for 11-06-06

Chembio Receives Order for 990,000 SURE CHECK® HIV 1/2 Rapid Tests From Distributor in Mexico

Will be Used in Mexican Federal Program to Screen Pregnant Women for HIV

Medford, N.Y. - November 6, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has received a purchase order for 990,000 of its SURE CHECK® HIV 1/2 rapid tests from the Company’s exclusive distributor in Mexico. The tests will be used for the Mexican Ministry of Health program to screen pregnant women. During the next several weeks, a shipment schedule will be finalized with the distributor.

Avi Pelossof, Vice President of Sales Marketing and Business Development of Chembio, commented, "We are pleased that SURE CHECK® HIV 1/2 was selected by the Mexican Ministry of Health for what we believe to be the largest scale implementation of rapid HIV tests in that country. This order also underscores the progress we are making in the Latin American market with our products: During the last year we have grown our business in that region through our agreement with Bio-Manguinhos (an affiliate of the Brazilian Ministry of Health), the national Chagas screening program in Bolivia (using our Chagas STAT-PAK™), and now this important program in Mexico. We believe this international business can provide us with continued growth as we enter the U.S. HIV rapid test market through the agreement we recently announced with our strategic partner, Inverness Medical Innovations, Inc. (AMEX: IMA).”

The Mexican Ministry of Health program is designed to screen pregnant women throughout Mexico in an attempt to prevent transmission of the HIV virus to children. As part of the program, women who test positive for HIV can receive counseling, and they and their newborns can also be put on treatment and receive antiretroviral drugs.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group 212-825-3210
Investors: James Carbonara
Media: Susan Morgenbesser